Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

 — Fiscal year revenue of $495.7 million down 2% — Gross Merchandise Volume (GMV) of $931.6 million down 4% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $63.0 million down 40% - Adjusted EPS of $1.03 down 41%

— Fourth quarter revenue of $118.4 million down 8% — GMV of $223.9 million down 11% - Adjusted EBITDA of $9.1 million down 64% — Adjusted EPS of $0.13 down 67%

WASHINGTON — November 20, 2014 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservices.com) today reported its financial results for its fiscal year (FY-14) and fourth quarter (Q4-14) ended September 30, 2014.  Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated FY-14 revenue of $495.7 million, a decrease of approximately 2% from the prior year.  Adjusted EBITDA, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, and business realignment expense, for FY-14 was $63.0 million, a decrease of approximately 40% from the prior year.  FY-14 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $931.6 million, a decrease of approximately 4% from the prior year.

The Company reported consolidated Q4-14 revenue of $118.4 million, a decrease of approximately 8% from the prior year’s comparable period.  Adjusted EBITDA for Q4-14 was $9.1 million, a decrease of approximately 64% from the prior year’s comparable period.  GMV was $223.9 million for Q4-14, a decrease of approximately 11% from the prior year’s comparable period.

Net income in FY-14 was $30.4 million or $0.97 diluted earnings per share.  Adjusted net income, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, and business realignment expense — net of tax, in FY-14 was $32.4 million or $1.03 adjusted diluted earnings per share based on 31.4 million fully diluted shares outstanding, a decrease of approximately 43% and 41%, respectively, from the prior year’s comparable period.  Net loss in Q4-14 was $0.7 million or $0.02 diluted earnings per share.  Adjusted net income in Q4-14 was $4.0 million or $0.13 adjusted diluted earnings per share based on 29.7 million fully diluted shares outstanding, a decrease of approximately 70% and 67%, respectively, from the prior year’s comparable period. During FY-14, the Company repurchased 2,962,978 shares of common stock which were retired during Q4-14.

“Our Q4 results were in line with our guidance expectations led by a rebound in our energy business and continued growth in our state and municipal government business. Adjusted EBITDA and Adjusted EPS were at the low end of our guidance driven by less attractive property mix within our DoD and selected retail programs,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “We continue to see growing demand from large U.S. retailers, government agencies and blue chip companies in multiple regions, asset categories and service lines, including sales, valuation and asset management, and we continue to focus on creating value for our customers and our shareholders. Looking forward to FY-15, continued uncertainty regarding the mix and volume of property, final scope and timing of our new DoD non-rolling stock surplus contract, and our continued heavy investment in IT, product development, and marketing initiatives to support our commercial business will dampen our growth and earnings results throughout FY-15.”

“Overall results for the full year FY-14 did not meet our original expectations due to the changing mix and volume of our current Department of Defense (DoD) surplus contract, weakness in our energy marketplace and integration costs associated with our capital assets group. However, we are proud of the progress made in FY-14 towards building an integrated and scalable global business under our Liquidity One transformation initiative.  We have assembled the right combination of industry expertise, modular services and marketplace channels to reinforce our market leadership in the reverse supply chain and generate meaningful results for over 7,600 clients worldwide in every major sector of the economy. This past year we established strong, centralized IT, HR, Finance, and Legal teams and, in our capital assets business, we launched a unified sales, marketing and operations organization to better serve our global footprint and deepen our value with sellers and buyers. Additionally, we have surveyed the needs of our customers and internal team and commenced developing a unified set of processes and IT systems to support all Liquidity Services marketplaces which will create value for customers and our internal team. During FY15, we will continue to invest aggressively to build innovative products, services, and new capabilities to transform how we do business. We will also continue to evaluate all client programs to ensure we are providing the right level of service at the right price to maintain high value, mutually beneficial, long term relationships. We are confident that we have the right team and strategic plan to deliver a more extensible business model and superior customer experience to support a multi-billion dollar GMV business that creates continued growth and value for long term owners.”

Business Outlook

It is difficult for us to forecast the sales and margins of our business in FY-15 while we are awaiting the final specifications and timing of the work we will be performing under the new DoD surplus contract. In addition, our DoD business has seen significant changes in the volume and mix of property we handle which has reduced sales values and increased costs. Global economic conditions have improved, however our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns. Our retail supply chain business has seen significant changes in consumer spending habits, which have been affected by continued weakness in the consumer goods vertical, as a result of increases in payroll taxes, and continued high unemployment, resulting in decreased spending and decreased pricing in the secondary market. In some cases, the mix of property received under selected retail client programs is unpredictable, resulting in margin pressure and actions on our part to improve the terms under which we do business. Lastly, we plan to further allocate management time and resources to accomplish our Liquidity One transformation program which may result in reduced productivity and growth during FY-15 that is difficult to forecast.

In light of these factors, we have elected to change our guidance practices. Beginning with fiscal year 2015, we will provide shareholders and the investment community with GMV, Adjusted EBITDA and Adjusted Diluted EPS guidance on a quarterly basis only.

In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces; (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase; and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the first quarter FY 2015:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               improved margins in our commercial capital assets marketplaces;

(iv)                              an effective income tax rate of 40%; and

(v)                                 improved operations and service levels in our retail goods marketplaces.

GMV — We expect GMV for Q1-15 to range from $200 million to $225 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q1-15 to range from $10.0 million to $13.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for Q1-15 to range from $0.16 to $0.22. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 29.8 million, and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million per quarter for fiscal year 2015. These stock based compensation costs are consistent with fiscal year 2014.

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Key FY-14 and Q4-14 Operating Metrics

Registered Buyers — At the end of FY-14, registered buyers totaled approximately 2,615,000, representing an 8% increase over the approximately 2,424,000 registered buyers at the end of FY-13.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,538,000 in FY-14, an approximately 3% increase over the approximately 2,458,000 auction participants in FY-13.  Auction participants decreased to approximately 615,000 in Q4-14, an approximately 2% decrease over the approximately 626,000 auction participants in Q4-13.

Completed Transactions — Completed transactions increased to approximately 547,000, an approximately 3% increase for FY-14 from the approximately 530,000 completed transactions in FY-13.  Completed transactions increased to approximately 139,000, an approximately 5% increase for Q4-14 from the approximately 133,000 completed transactions in Q4-13.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

	FY-14	FY-13	Q4-14	Q4-13
GMV Mix
Profit-Sharing Model:
Scrap Contract	7.7%	7.0%	7.5%	6.8%
Total Profit Sharing	7.7%	7.0%	7.5%	6.8%
Consignment Model:
GovDeals	18.4%	15.8%	20.0%	16.9%
Commercial	39.3%	43.3%	38.7%	44.8%
Total Consignment	57.7%	59.1%	58.7%	61.7%
Purchase Model:
Commercial	20.3%	19.6%	20.4%	17.1%
Surplus Contract	14.3%	14.3%	13.4%	14.4%
Total Purchase	34.6%	33.9%	33.8%	31.5%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix
Profit-Sharing Model:
Scrap Contract	14.4%	13.5%	14.2%	13.2%
Total Profit Sharing	14.4%	13.5%	14.2%	13.2%
Consignment Model:
GovDeals	3.6%	3.1%	3.9%	3.5%
Commercial	12.2%	12.2%	12.6%	13.5%
Total Consignment	15.8%	15.3%	16.5%	17.0%
Purchase Model:
Commercial	37.2%	38.8%	38.1%	33.8%
Surplus Contract	26.8%	27.6%	25.4%	28.0%
Total Purchase	64.0%	66.4%	63.5%	61.8%

Other	5.8%	4.8%	5.8%	8.0%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense (income), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, acquisition costs including changes in earn out estimates, and business realignment expense.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Net (loss) income	$(707)	$10,409	$30,390	$41,104
Interest and other expense (income), net	73	69	370	(704)
Provision for income taxes	1,157	6,729	19,657	27,551
Amortization of contract intangibles	1,816	1,816	7,265	7,265
Depreciation and amortization	1,847	2,583	9,330	10,109

EBITDA	4,186	21,606	67,012	85,325
Stock compensation expense	3,088	3,150	12,605	13,379
Acquisition costs and related fair value adjustments	—	95	(18,384)	5,921
Business realignment expense	1,780	—	1,780	—

Adjusted EBITDA	$9,054	$24,851	$63,013	$104,625

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net (loss) income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and business realignment expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net (loss) income	$(707)	$10,409	$30,390	$41,104
Stock compensation expense (net of tax)	2,164	1,890	7,654	7,998
Amortization of contract intangibles (net of tax)	1,273	1,090	4,412	4,342
Acquisition costs and related fair value adjustments (net of tax)	—	57	(11,163)	3,550
Business realignment expense (net of tax)	1,248	—	1,081	—

Adjusted net income	$3,978	$13,446	$32,374	$56,994

Adjusted basic earnings per common share	$0.13	$0.42	$1.04	$1.80

Adjusted diluted earnings per common share	$0.13	$0.41	$1.03	$1.75

Basic weighted average shares outstanding	29,664,259	31,772,379	31,243,932	31,616,926

Diluted weighted average shares outstanding	29,664,259	32,702,807	31,395,301	32,657,236

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Conference Call

The Company will host a conference call to discuss the fourth quarter and fiscal year 2014 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-202-3048 or 617-213-8843 and providing the participant pass code 51108172. A live web cast of the conference call will be provided on the Company’s investor relations website at www.liquidityservices.com/investors. An archive of the web cast will be available on the Company’s website until November 20, 2015 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until November 27, 2014 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 71250750. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure and our proprietary e-commerce marketplace platform, the supply of inventory under the DoD Surplus Contract, expected future effective tax rates, and trends and assumptions about the first quarter FY 2015.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations; and the success of our business realignment and Liquidity One integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $5.2 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The Company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$62,598	$95,109
Accounts receivable, net of allowance for doubtful accounts of $1,042 and $891 in 2014 and 2013, respectively	21,688	24,050
Inventory	78,478	29,261
Prepaid and deferred taxes	16,777	11,243
Prepaid expenses and other current assets	5,156	4,802
Total current assets	184,697	164,465
Property and equipment, net	12,283	10,380
Intangible assets, net	17,099	28,205
Goodwill	209,656	211,711
Other assets	7,983	6,583
Total assets	$431,718	$421,344
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,994	$16,539
Accrued expenses and other current liabilities	44,484	34,825
Profit-sharing distributions payable	4,740	4,315
Customer payables	41,544	29,497
Total current liabilities	106,762	85,176
Acquisition earn out payable	—	18,390
Other long-term liabilities	7,973	2,899
Total liabilities	114,735	106,465
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 29,668,150 shares issued and outstanding at September 30, 2014; 31,811,764 shares issued and outstanding at September 30, 2013	28	31
Additional paid-in capital	204,704	206,861
Accumulated other comprehensive income	(3,451)	518
Retained earnings	115,702	107,469
Total stockholders’ equity	316,983	314,879
Total liabilities and stockholders’ equity	$431,718	$421,344

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30, (Unaudited)		Twelve Months Ended September 30,
	2014	2013	2014	2013
Revenue	$91,974	$96,839	$388,671	$404,041
Fee revenue	26,445	32,289	106,990	101,815
Total revenue	118,419	129,128	495,661	505,856

Costs and expenses:
Cost of goods sold (excluding amortization)	55,139	52,449	211,659	199,494
Profit-sharing distributions	8,372	8,942	35,055	35,944
Technology and operations	26,829	23,247	108,940	90,052
Sales and marketing	11,000	9,742	41,951	40,170
General and administrative	12,893	13,047	49,428	48,950
Amortization of contract intangibles	1,816	1,816	7,265	7,265
Depreciation and amortization	1,847	2,583	9,330	10,109
Acquisition costs	—	95	(18,384)	5,921

Total costs and expenses	117,896	111,921	445,244	437,905

Income from operations	523	17,207	50,417	67,951
Interest and other expense (income), net	73	69	370	(704)

Income before provision for income taxes from operations	450	17,138	50,047	68,655
Provision for income taxes	1,157	6,729	19,657	27,551
Net (loss) income	$(707)	$10,409	$30,390	$41,104

Basic earnings per common share	$(0.02)	$0.33	$0.97	$1.30

Diluted earnings per common share	$(0.02)	$0.32	$0.97	$1.26

Basic weighted average shares outstanding	29,664,259	31,772,379	31,243,932	31,616,926

Diluted weighted average shares outstanding	29,664,259	32,702,807	31,395,301	32,657,236

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended September 30, (Unaudited)		Twelve Months Ended September 30,
	2014	2013	2014	2013
Operating activities
Net (loss) income	$(707)	$10,409	$30,390	$41,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,664	4,399	16,595	17,374
Gain on early extinguishment of debt	—	—	—	(1,000)
Change in fair value of earn out liability	—	92	(18,390)	5,437
Stock compensation expense	3,088	3,150	12,605	13,379
Provision (benefit) for inventory allowance	49	(13)	271	(1,122)
Provision (benefit) for doubtful accounts	7	(114)	151	(357)
Deferred tax expense (benefit)	828	(6,852)	828	(6,852)
Incremental tax benefit from exercise of common stock options	(249)	(2,514)	(3,805)	(8,588)
Changes in operating assets and liabilities:
Accounts receivable	2,612	(1,114)	2,211	(7,466)
Inventory	(9,138)	(1,538)	(49,488)	(7,470)
Prepaid and deferred taxes	(1,130)	9,024	(2,829)	14,243
Prepaid expenses and other assets	1,316	1,901	2,735	(26)
Accounts payable	229	4,258	(545)	6,542
Accrued expenses and other	(5,975)	6,267	9,659	(2,341)
Profit-sharing distributions payable	1,108	1,502	425	274
Customer payables	9,829	1,458	12,046	(4,768)
Acquisition earn out payables	—	—	—	(11,422)
Other liabilities	1,231	(397)	(1,003)	(198)
Net cash provided by operating activities	6,762	29,918	11,856	46,743
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	(102)	(11)	(141)	(14,730)
Purchases of property and equipment	(1,045)	(1,554)	(7,539)	(5,463)
Net cash used in investing activities	(1,147)	(1,565)	(7,680)	(20,193)
Financing activities
Repurchases of common stock	—	—	(44,873)	—
Repayment of notes payable	—	—	—	(39,000)
Payment of acquisition contingent liabilities	—	—	—	(8,185)
Proceeds from exercise of common stock options (net of tax)	140	1,138	4,146	2,532
Incremental tax benefit from exercise of common stock options	249	2,514	3,805	8,588
Net cash provided by (used in) financing activities	389	3,652	(36,922)	(36,065)
Effect of exchange rate differences	(354)	(223)	235	(158)
Net increase (decrease) in cash and cash equivalents	5,650	31,782	(32,511)	(9,673)
Cash and cash equivalents at beginning of the period	56,948	63,327	95,109	104,782
Cash and cash equivalents at end of period	$62,598	$95,109	$62,598	$95,109
Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,458	$4,539	$18,108	$16,760
Cash paid for interest	—	5	—	2,034
Contingent purchase price accrued	—	—	—	18,390